Exhibit 4.2

CERTIFICATE OF DESIGNATION

OF SERIES A CONVERTIBLE PREFERRED STOCK OF

OCCAM NETWORKS, INC.

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

I, Howard M. Bailey, do hereby certify:

1.     That I am the duly elected and acting Chief Financial Officer and Secretary of Occam Networks, Inc., a Delaware corporation (the “Corporation”).

2.     That pursuant to the authority conferred upon the Board of Directors by the Corporation’s Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation formed a Special Committee of the Board of Directors which, on December 16, 2002, adopted the following resolution creating a series of 2,000,000 shares of Preferred Stock designated as Series A Convertible Preferred Stock as required by Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority granted to and vested in the Special Committee of the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, the Special Committee hereby creates a series of Preferred Stock of the Corporation, par value $0.001 per share, and hereby states the designation and number of shares and fixes the relative rights, preferences, privileges, and limitations thereof, as follows:

1.     Definitions.

(a)     “Series A Liquidation Preference” shall mean an amount equal to $7.50 per share of Series A Preferred Stock (as adjusted for any stock split, stock dividend or distribution, recapitalizations, and similar events) plus an amount equal to all declared but unpaid dividends on each share of Series A Preferred Stock.

(b)     “Conversion Price” shall mean the amount determined by multiplying 1.25 by the average of all Closing Prices (rounded to the fourth decimal) over the ten Trading Days immediately prior to (but not including) the date of the first sale and issuance of Series A Preferred Stock.

(c)     “Closing Price” shall mean (A) if the Common Stock is then listed for trading on a national securities exchange or the Nasdaq National Market, the closing sales price for one share of Common Stock or (B) if the Common Stock is actively traded over-the-counter, the average of the closing bid and ask price for one share of the Corporation’s Common Stock.

(d)     “Automatic Conversion Date” shall mean the first date on which both (i) Stockholder Approval has been obtained and (ii) the amendment to the Corporation’s Certification of Incorporation approved by the Stockholder Approval has been filed.

(e)     “Stockholder Approval” shall mean approval by the Corporation’s stockholders of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock such that, upon such approval, the Corporation would then have authorized and available for issuance a sufficient number of shares of Common Stock to permit the conversion of all then outstanding shares of Series A Preferred Stock into Common Stock at the Conversion Price and the exercise and/or conversion of all other options, warrants and convertible securities of the Corporation (outstanding or reserved).

(f)     “Trading Day” shall mean a day on which the Nasdaq National Market is open for trading.

(g)     “Series A Redemption Price” shall mean the Series A Liquidation Preference plus interest from the date on which the first share of Series A Preferred Stock is issued at a rate of 8% of the Series A Liquidation Preference, computed on the basis of the actual number of days elapsed and a year of 365 days.

2.     Designation and Amount. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting Series A Preferred Stock shall be 2,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation that are convertible into Series A Preferred Stock.

3.     Dividends. No dividends shall accrue or be payable in respect of the Series A Preferred Stock; provided, however, in the event the Corporation shall pay any dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock or other securities and rights solely convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), the holders of Series A Preferred Stock (as of the record date fixed for the determination of holders of Common Stock entitled to receive such dividend) shall be entitled to receive an equivalent dividend based on the number of shares Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to Section 6(a) below, which dividend shall be paid to the holders of the Series A Preferred Stock at the same time that the corresponding dividend is paid on the Common Stock.

4.     Liquidation Preference.

(a)     In the event of any liquidation, dissolution, or winding up of the Corporation (a “Liquidation”), either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

(i)     The holders of the Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock then held by them, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount equal to the greater of (i) the Series A Liquidation Preference plus interest from the date on which the first share of Series A Preferred Stock is issued at a rate of 8% of the Series A Liquidation Preference, computed on the basis of the actual number of days elapsed and a year of 365 days and (ii) the amount to which a holder of Series A Preferred Stock would be entitled for each share of Series A Preferred Stock if immediately prior to the Liquidation such share of Series A Preferred Stock (together with all other outstanding shares of Series A Preferred Stock) were converted to Common Stock in the manner described in Section 6 hereof. If, upon occurrence of such event, the assets and funds distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed pro rata among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each such holder.

(ii)     After giving effect to the provisions of Section 4(a)(i), all of the remaining assets of the Corporation shall be distributed to the holders of Common Stock pro-rata based on the number of shares of Common Stock held by each.

(b)     For purposes of this Section 4, either of the following shall be treated as a Liquidation: (i) a reorganization, consolidation, merger or similar transaction of the Corporation with or into any other entity or entities (but excluding any merger effected solely for purposes of reincorporating the Corporation in another jurisdiction), or the merger or other similar transaction of any other entity or entities into the Corporation, in which the stockholders of the Corporation, immediately prior to such merger or other transaction hold, immediately after such merger or other transaction, less than a majority of the outstanding voting securities of the surviving or successor corporation or its parent or (ii) a sale of all or substantially all of the assets of the Corporation. Such liquidation payment shall be in the same form of consideration (with cash, securities and other property in the same proportion) as the holders of the Common Stock are entitled to receive and in no event will the holders of the Preferred Stock be entitled to cash payment upon liquidation unless the holder of the Common Stock are entitled to receive cash upon such liquidation.

(c)     If any assets of the Corporation distributed to stockholders in connection with a Liquidation of the Corporation are other than cash, then the value of such assets shall be their fair market value as reasonably determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a Liquidation of the Corporation shall be valued as follows:

(i)       If the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the ten trading day period ending five trading days prior to the distribution;

(ii)     if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten trading day period ending five trading days prior to the distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the date of the distribution shall be deemed to be the date such transaction closes.

5.     Redemption. The Corporation shall not have the right to call or redeem at any time any shares of Series A Preferred Stock.

6.     Conversion.

(a)     Automatic Conversion. In no event shall the Series A Preferred Stock be convertible into Common Stock prior to the time Stockholder Approval has been obtained. On the Automatic Conversion Date, each outstanding share of Series A Preferred Stock shall be automatically converted, without any action on the part of the holder thereof, into that number of shares of Common Stock determined by dividing the Series A Liquidation Preference by the Conversion Price. In the event of the automatic conversion of the Series A Preferred Stock pursuant to this Section 6(a), the Series A Preferred Stock shall be deemed to have been immediately converted into Common Stock on the Automatic Conversion Date.

(b)     Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional share to which a holder (after aggregating all shares held by such holder) would otherwise be entitled, the Corporation shall pay cash equal to such fraction (rounded to the nearest second decimal) multiplied by the average of all Closing Prices over the ten Trading Days immediately prior to (but not including) the Automatic Conversion Date. In the event of an automatic conversion pursuant to Section 6(a), the Corporation shall provide notice thereof to the holders of the Series A Preferred Stock, and the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the transfer agent for such Series A Preferred Stock. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such Series A Preferred Stock are delivered to the transfer agent for such Series A Preferred Stock as provided above, or the holder notifies the Corporation and the transfer agent for such Series A Preferred Stock that such certificates have been lost, stolen or destroyed and executes an agreement, in customary form, reasonably satisfactory to the corporation and such transfer agent to indemnify the Corporation and such transfer agent from any loss incurred by it in connection with such lost, stolen, or destroyed certificates. The Corporation shall use commercially reasonable efforts to cause its transfer agent, as soon as practicable, but not later than 60 days thereafter, to issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

(c)     Adjustments to Conversion Price.

(i)     Adjustments for Subdivisions or Combinations of or Stock Dividends on Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise) at any time after the filing of this Certificate of Designation of Series A Convertible Preferred Stock, into a greater number of shares of Common Stock, or the Corporation shall at any time or from time to time after the date of such filing, declare or pay any dividend on the Common Stock payable in shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately decreased based on the amount of such subdivision or stock dividend. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased based on the amount of such combination or consolidation.

(ii)       Adjustments for Other Distributions. In the event the Corporation at any time or from time to time after the filing of this Certificate of Designation of Series A Convertible Preferred Stock, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any dividend or distribution payable in (A) securities of the Corporation or other entities (other than shares of Common Stock and other than as otherwise adjusted in this Section 6 or as otherwise provided in Section 3), (B) evidences of indebtedness issued by the Corporation or other persons, or (C) assets (excluding cash dividends) or options or rights, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such dividend or distribution which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Preferred Stock.

(iii)     Adjustments for Recapitalization, Reclassification, Exchange and Substitution. If at any time or from time to time after the filing of this Certificate of Designation of Series A Convertible Preferred Stock, the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision, combination of shares or merger or sale of assets transaction provided for above or in Section 4(b)), the Conversion Price then in effect shall, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of Series A Preferred Stock immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.

(d)     No Impairment. Except as authorized by the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of the Series A Preferred Stock, the Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock.

(e)     Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the respective Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

7.     Covenants. In addition to any other rights provided by law, so long as any of the Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding voting power of the Series A Preferred Stock:

(a)     amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, any of the Series A Preferred Stock;

(b)     pay or declare any dividend on any shares of Common Stock or apply any of its assets to the redemption, retirement, purchase or acquisition directly or indirectly, through subsidiaries or otherwise, of any shares of capital stock of the Corporation, (i) except as expressly permitted herein and (ii) except from employees, directors or consultants of the Corporation upon termination of employment or association pursuant to the terms of restricted stock purchase agreements providing for the repurchase of such shares at cost entered into with such employees or consultants at the time of issuance.

8.     Voting Rights. Except as otherwise required by law, the holders of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting and to vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote. Each holder of Series A Preferred Stock shall have one vote for each full share of Common Stock into which the Series A Preferred Stock would be convertible pursuant to Section 6(a) hereof as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to such vote.

9.     Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Corporation and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of

Incorporation, or in any other Certificate of Designation creating a series of preferred stock of the Corporation or any similar stock or as otherwise required by applicable law.

10.     Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

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IN WITNESS WHEREOF, Occam Networks, Inc. has caused this Certificate of Designation to be executed by Howard M. Bailey, its Secretary and Chief Financial Officer, this 19th day of December, 2002.

OCCAM NETWORKS, INC.

/s/ Howard M. Bailey
Howard M. Bailey

Signature Page to Certificate of Designation of Series A Convertible Preferred Stock of Occam Networks, Inc.